February 20099 Preliminary Terms No. 21 Registration Statement No. 333-156423 Dated January 26, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)
The Currency-Linked Barrier Capital Protected Notes provide investors with the potential for a positive return based on the performance of the Australian dollar relative to the U.S. dollar with no downside risk to the initial investment on the notes.  At maturity, the notes will pay the $1,000 stated principal amount plus a supplemental redemption amount, if any, representing 150% of the appreciation in the Australian dollar relative to the U.S. dollar, subject to the barrier feature described in the following sentence.  If at any time on any day during the observation period the AUD/USD exchange rate has increased above the barrier level of 140% of the initial exchange rate, the notes will pay only the $1,000 stated principal amount at maturity, regardless of whether the Australian dollar has appreciated, remained the same or depreciated relative to the U.S. dollar over the term of the notes.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	February , 2009
Original issue date:	February , 2009 (5 business days after the pricing date)
Maturity date:	February 28, 2011
Principal protection:	100%
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If at all times during the observation period the exchange rate is at or below the barrier level:
$1,000 x currency performance x participation rate
If at any time on any day during the observation period the exchange rate is above the barrier level:
$0
For the purposes of determining whether or not the exchange rate has remained at or below the barrier level at all times during the observation period, the exchange rate will be determined by reference to the rates displayed on Bloomberg Page “AUD CRNCY GIP”, which displays the high and low AUD/USD exchange rates for each day.
In no event will the supplemental redemption amount be less than $0 or greater than $600 per note.

Observation period:	The period from 10:00 a.m. (New York time) on the currency business day immediately following the pricing date to 10:00 a.m. (New York time) on the valuation date
Barrier level:	140% of the initial exchange rate
Currency performance:
(final exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means that the Australian dollar has appreciated relative to the U.S. dollar, while a negative currency performance means that the Australian dollar has depreciated relative to the U.S. dollar.

Participation rate:	150%
Initial exchange rate:	The AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the pricing date
Final exchange rate:	The AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the valuation date
Valuation date:	February 17, 2011
CUSIP:	617482DX9
ISIN:	US617482DX97
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP:  MSPRB1208007

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

Investment Overview
The Currency-Linked Barrier Capital Protected Notes due February 28, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain enhanced upside exposure to the appreciation of the Australian dollar relative to the U.S. dollar, subject to the barrier feature described below, with no downside risk to principal.

If, at maturity, the Australian dollar has appreciated relative to the U.S. dollar, and the exchange rate has not increased above the barrier level of 140% of the initial exchange rate at any time on any day during the observation period, the investment will return the $1,000 stated principal amount plus 150% of the percentage appreciation of the Australian dollar (e.g., a 10% appreciation will return Par plus an additional $150).  If, at maturity, the Australian dollar has not appreciated or has depreciated relative to the U.S. dollar or at any time on any day during the observation period the exchange rate has increased above the barrier level, the investment will return only the $1,000 stated principal amount at maturity.  There will be no interest payments on the notes.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	2 years
Principal protection at maturity:	100%
Barrier level:	140% of the initial exchange rate
Participation rate:	150%
Payment at maturity:	Par plus supplemental redemption amount, if any
Supplemental redemption amount:
(i) If at all times during the observation period the exchange rate is at or below the barrier level, 150% of any appreciation in the Australian dollar relative to the U.S. dollar, and
(ii) If at any time on any day during the observation period the exchange rate is above the barrier level, $0.

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The currency performance represents the performance of the Australian dollar relative to the U.S. dollar as expressed by the AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) from the pricing date to the valuation date.

▪
A decrease in the exchange rate means that the Australian dollar has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Australian dollars to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) Australian dollar can purchase fewer U.S. dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the Australian dollar has weakened relative to the U.S. dollar by 10%:

  Pricing date = 0.66 U.S. dollars / 1 Australian dollar       and       Valuation date = 0.594 U.S. dollar / 1 Australian dollar

▪
An increase in an exchange rate means that the Australian dollar has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer Australian dollars to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) Australian dollar can purchase more U.S. dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the Australian dollar has strengthened relative to the U.S. dollar by 10%:

  Pricing date = 0.66 U.S. dollars / 1 Australian dollar       and       Valuation date = 0.726 U.S. dollar / 1 Australian dollar

Actual exchange rates on the pricing date and the valuation date will vary.

February 2009	Page 2

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

Key Investment Rationale

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the Australian dollar may strengthen relative to the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the notes to gain enhanced exposure to the appreciation of the Australian dollar relative to the U.S. dollar, subject to the barrier feature, while protecting 100% of principal at maturity, subject to the credit risk of Morgan Stanley.

Leverage Performance	150% participation in the appreciation, if any, of the Australian dollar relative to the U.S. dollar, subject to the barrier feature
Protect Principal	100% principal protection at maturity
Access
▪ Enhanced exposure to the appreciation of the Australian dollar relative to the U.S. dollar, subject to the barrier feature
▪ Portfolio diversification from traditional fixed income / equity investments

Best Case Scenario
The Australian dollar appreciates relative to the U.S. dollar on the valuation date and the exchange rate has not increased above the barrier level at any time on any day during the observation period, and at maturity the notes return par plus 150% of the appreciation of the Australian dollar relative to the U.S. dollar.  Due to the barrier feature, the maximum payment at maturity on the notes can be no more than 160% of the stated principal amount.

Worst Case Scenario
Either the Australian dollar does not appreciate / depreciates relative to the U.S. dollar on the valuation date or at any time on any day during the observation period the exchange rate has increased above the barrier level, and the notes redeem for par at maturity.

Summary of Key Risks (see page 9)

▪	No interest payments and possibility of no return other than the return of principal.

▪	Your appreciation potential is limited by the barrier feature.

▪	If the exchange rate increases above the barrier level at any time on any day during the observation period, the market value of the notes will decline.

▪	Currency exchange risk.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the Australian dollar and the U.S. dollar trade around-the-clock, the notes will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect the value of the notes.

February 2009	Page 3

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on the appreciation, if any, of the Australian dollar relative to the U.S. dollar as long as the exchange rate does not increase above the barrier level at any time on any day during the observation period.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
February , 2009	February , 2009 (5 business days after the pricing date)	February 28, 2011
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Principal protection:	100%
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If at all times during the observation period the exchange rate is at or below the barrier level:
$1,000 x currency performance x participation rate
If at any time on any day during the observation period the exchange rate is above the barrier level:
$0
For the purposes of determining whether or not the exchange rate has remained at or below the barrier level at all times during the observation period, the exchange rate will be determined by reference to the rates displayed on Bloomberg Page “AUD CRNCY GIP”, which displays the high and low AUD/USD exchange rates for each day.
In no event will the supplemental redemption amount be less than $0 or greater than $600 per note.

Observation period:	The period from 10:00 a.m. (New York time) on the currency business day immediately following the pricing date to 10:00 a.m. (New York time) on the valuation date
Barrier level:	140% of the initial exchange rate
Currency performance:
(final exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means that the Australian dollar has appreciated relative to the U.S. dollar, while a negative currency performance means that the Australian dollar has depreciated relative to the U.S. dollar.

Participation rate:	150%
Initial exchange rate:	The AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the pricing date
Final exchange rate:	The AUD/USD exchange rate (expressed as the number of U.S. dollars per one Australian dollar) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the valuation date

For a description of how the final exchange rate will be determined if the reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes—General Terms of the Notes—Some Definitions” in the accompanying prospectus supplement.

Reference source:	Reuters page “1FED”
Valuation date:	February 17, 2011
Risk Factors:	Please see “Risk Factors” on page 9.

February 2009	Page 4

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482DX9
ISIN:	US617482DX97
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on January 21, 2009, the “comparable yield” for the notes would be a rate of 5.3124% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1000) consists of a projected amount equal to $1,110.8844 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2009	$18.1507	$18.1507
	July 1, 2009 through December 31, 2009	$27.0441	$45.1948
	January 1, 2010 through June 30, 2010	$27.7625	$72.9573
	July 1, 2010 through December 31, 2010	$28.4999	$101.4572
	January 1, 2011 through the Maturity Date	$9.4272	$110.8844

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the exchange rate increases above the barrier level prior to the original issue date of the notes and therefore, the supplemental redemption amount is fixed at $0 prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  U.S. taxable investors should read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Fixing of Payments before the Original Issue Date” for a discussion of the tax consequences that would apply were the exchange rate to increase above the barrier level prior to the original issue date.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc.
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the Australian dollar and/or the U.S. dollar or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the Australian dollar, and, therefore, could adversely affect the payment that you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

February 2009	Page 5

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.00%	<$1MM
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.25%	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for currency-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2009	Page 6

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

Hypothetical Payouts on the Notes

The table below illustrates the payment at maturity and return on the notes for a range of hypothetical currency performances, depending on whether (a) the AUD/USD exchange rate remains at or below the barrier level at all times during the observation period or (b) the AUD/USD exchange rate increases above the barrier level at any time on any day during the observation period.

Hypothetical Currency Performance	If at all times during the observation period the AUD/USD exchange rate remains at or below the barrier level		If at any time on any day during the observation period the AUD/USD exchange rate increases above the barrier level
	Payment at Maturity	Return on the Notes	Payment at Maturity	Return on the Notes
80%	N/A*		$1,000	0%
60%			$1,000	0%
40%	$1,600	60%	$1,000	0%
30%	$1,450	45%	$1,000	0%
20%	$1,300	30%	$1,000	0%
12%	$1,180	18%	$1,000	0%
8%	$1,120	12%	$1,000	0%
4%	$1,060	6%	$1,000	0%
0%	$1,000	0%	$1,000	0%
–4%	$1,000	0%	$1,000	0%
–8%	$1,000	0%	$1,000	0%
–12%	$1,000	0%	$1,000	0%
–20%	$1,000	0%	$1,000	0%
–40%	$1,000	0%	$1,000	0%
–60%	$1,000	0%	$1,000	0%
–80%	$1,000	0%	$1,000	0%
* If the currency performance is more than 40%, the AUD/USD exchange rate will have increased above the barrier level during the observation period (the valuation date being the last day of the observation period) and the payment at maturity in these hypothetical examples will be $1,000, resulting in a 0% return on the investment.

February 2009	Page 7

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

Payment Example 1
The exchange rate remains at or below the barrier level at all times during the observation period and the final exchange rate is 8% above the initial exchange rate.  Accordingly, the supplemental redemption amount is equal to:
$1,000 x 8% (currency performance) x 150% (participation rate)  = $120

Therefore, the total payment at maturity per note will be $1,120, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $120.

Payment Example 2
The exchange rate remains at or below the barrier level at all times during the observation period to and including the day before the valuation date but on the valuation date increases to 141% of the initial exchange rate.  Because the exchange rate increased above the barrier level on the valuation date, which is the last day of the observation period, the supplemental redemption amount will be $0 despite a 41% increase in the exchange rate on the valuation date.  Therefore, the total payment at maturity per note will be the $1,000 stated principal amount.

Payment Example 3
The exchange rate remains at or below the barrier level at all times during the observation period but the final exchange rate is 8% below the initial exchange rate.  As the currency performance is negative, the supplemental redemption amount will be $0 and the total payment at maturity per note will be the $1,000 stated principal amount.

Payment Example 4
The exchange rate increases above the barrier level at any time on any day during the observation period and the final exchange rate is 12% above the initial exchange rate.  Because the exchange rate increased above the barrier level at any time on any day during the observation period, the supplemental redemption amount will be $0 despite a 12% increase in the exchange rate on the valuation date. Therefore, the total payment at maturity per note will be the $1,000 stated principal amount.

February 2009	Page 8

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in a long position with respect to the Australian dollar relative to the U.S. dollar.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
Unlike conventional debt securities, there will be no payments of interest with respect to the notes.  The notes differ from many conventional debt securities in that no periodic interest will be paid on the notes.  Because of the variable nature of the supplemental redemption amount, which may equal zero, the return on your investment in the notes, if you hold the notes to maturity, may be less than the amount that would be paid on a conventional debt security.  The return on an investment in the notes may therefore be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount of $1,000 per note may not compensate you for the effects of inflation and other factors relating to the value of money over time.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the payment of the stated principal amount per note and a supplemental redemption amount, if any, based on performance of the Australian dollar relative to the U.S. dollar.

▪
You may not receive a supplemental redemption amount.  If at any time on any day during the observation period the exchange rate increases above the barrier level, no supplemental redemption amount will be paid and investors will receive only the stated principal amount of their investment at maturity.  In periods of high volatility in the currency markets, such as has occurred recently with the AUD/USD exchange rate, the likelihood of the exchange rate increasing above the barrier level at some point during the observation period increases.  See “Historical Information” on page 12.

▪	Appreciation potential is limited by the barrier feature. The appreciation potential of the notes is limited by the barrier level of 140% of the initial exchange rate.

▪
If the exchange rate increases above the barrier level at any time on any day during the observation period, the market value of the notes will decline.  If at any time on any day during the observation period the exchange rate is above the barrier level, the market value of each note will decline below the stated principal amount and will no longer be linked to the exchange rate.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

▪
Currency exchange risk. Fluctuations in the exchange rates between the Australian dollar and the U.S. dollar will affect the value of the notes.  Exchange rate movements are volatile and are the result of numerous factors specific to the Australian dollar and the U.S. dollar including the supply of, and the demand for, the Australian dollar and the U.S. dollar, as well as government policy, intervention or actions, and are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the Australian dollar and the U.S. dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Australia and the United States.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Australia and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Australia and the U.S. and other countries important to international trade and finance.

Australia is a large exporter of natural resources and agricultural goods and, as a result, its balance of payments and currency may be adversely affected by changes in demand for commodities.  The Australian dollar's sharp decline since July 2008 coincided with a sharp drop in global commodity prices during the same period.

The AUD/USD exchange rate may be, and has recently been, volatile, and we can give you no assurance that the U.S. dollar will not strengthen relative to the Australian dollar over the term of the notes or that the Australian dollar will not appreciate relative to the U.S. dollar by more than 40% from its value on the pricing date, at any time on any day during the observation period.  Either of these two scenarios would result in a zero return for your investment in the notes.  See "Historical Information" on page 12.

February 2009	Page 9

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley’s credit risk is likely to adversely affect the market value of the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government or monetary authority, allowed to float within a range of exchange rates set by the government or monetary authority, or left to float freely.  Governments or monetary authorities, including those of Australia or the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of the Australian dollar and the U.S. dollar.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rate; (ii) interest rate levels; (iii) volatility of the exchange rate; (iv) geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments or monetary authorities of Australia or the United States; and (viii) the issuer’s credit ratings and credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

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Even though the currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

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The notes will not be listed and secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because the issuer does not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

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Hedging and trading activity by affiliates of the issuer could adversely affect the value of the notes. We expect that MS & Co. and other affiliates of the issuer will carry out hedging activities related to the notes, including trading in futures, forwards and/or options contracts on the Australian dollar and the U.S. dollar as well as in other

February 2009	Page 10

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

instruments related to the Australian dollar and the U.S. dollar.  Affiliates of the issuer also trade the Australian dollar and the U.S. dollar and other financial instruments related to the Australian dollar and the U.S. dollar on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially affect the exchange rate, including the final exchange rate and whether the exchange rate increases above the barrier level at any time on any day during the observation period and, accordingly, the amount of cash investors will receive at maturity.

February 2009	Page 11

Currency-Linked Barrier Capital Protected Notes due February 28, 2011
Based on the Performance of the Australian Dollar Relative to the U.S. Dollar (Bullish AUD / Bearish USD)

Historical Information
The following table sets forth the published high, low and end-of-quarter AUD/USD exchange rates (expressed as the number of U.S. dollars per one Australian dollar) as of 4:00 p.m. (New York time) for each quarter in the period from January 1, 2004 through January 21, 2009.  The related graph sets forth the intraday AUD/USD exchange rates for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use a single daily rate to determine if the exchange rate increases above the barrier level at any time on any day during the observation period.  The intraday exchange rate for each currency business day will instead include all exchange rates within the range between, and inclusive of, the highest exchange rate and the lowest exchange rate published for each currency business day.  The intraday exchange rate will be determined by reference to the Bloomberg BGN rates displayed on Bloomberg Page “AUD CRNCY GIP”.  The Bloomberg BGN rate is based on bid and ask exchange rates from a subset of foreign exchange dealers, or price contributors, that are processed through a proprietary blending algorithm designed by Bloomberg to mitigate the effect of outlier quotes and create market-consensus bid/ask rates.  Use of the daily range of bid and ask exchange rates as opposed to a single daily rate increases the chance that the exchange rate will increase above the barrier level at any time on any day during the observation period.  You cannot predict the future performance of the exchange rate based on its historical performance.

AUD/USD Exchange Rate	High	Low	Period End
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7758	0.7158	0.7421
Third Quarter	0.7711	0.7419	0.7461
Fourth Quarter	0.7910	0.7421	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8613	0.9131
Second Quarter	0.9629	0.9072	0.9585
Third Quarter	0.9793	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7026
2009
First Quarter (through January 21, 2009)	0.7233	0.6508	0.6618

Intraday AUD/USD Exchange Rate January 1, 2004 to January 21, 2009 (expressed as the number of USD per one AUD)

February 2009	Page 12